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                                                                     EXHIBIT 6

              ASCEND DIRECTOR, OFFICER AND STOCKHOLDER AGREEMENT

  THIS ASCEND DIRECTOR, OFFICER AND STOCKHOLDER AGREEMENT ("Agreement") is made and entered into as of March , 1997 by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Cascade Communications Corp., a Delaware corporation ("Cascade") and the undersigned director, officer and/or stockholder ("Signatory") of Ascend. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                   Recitals

  Ascend and Cascade have entered into an Agreement and Plan of Reorganization dated as of March 30, 1997 (the "Merger Agreement") pursuant to which Cascade will become a wholly-owned subsidiary of Ascend, and stockholders of Cascade will become stockholders of Ascend. It will be a condition to the effectiveness of the Merger that the independent auditing firms that audit the annual financial statements of Ascend and Cascade will have delivered letters confirming their concurrence with Ascend's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and the applicable regulations of the Securities and Exchange Commission (the "Commission"). The execution and delivery of this Agreement by Signatory is a material inducement to Ascend to enter into the Merger Agreement. Signatory has been advised that Signatory may be deemed to be an "affiliate" of Ascend, as such term is used in Accounting Series Releases 130 and 135, as amended, of the Commission, it being understood that nothing contained herein shall be construed as an admission by Signatory that Signatory is in fact an affiliate of Ascend.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

                                   Agreement

  1. Acknowledgment. Signatory acknowledges and understands that the representations, warranties and covenants by Signatory set forth herein will be relied upon by Ascend, Cascade and their respective affiliates, legal counsel and auditing firms, and that substantial losses and damages may be incurred by these persons if Signatory's representations and warranties are inaccurate or if Signatory's covenants and agreements are breached. Signatory has carefully read this Agreement and the Merger Agreement and has consulted with such legal counsel and financial advisers as Signatory has deemed necessary in connection with, and prior to, the execution and delivery of this Agreement.

  2. Covenants Related to Pooling of Interests. During the period beginning on the earlier of the date thirty (30) days prior to the anticipated Closing Date (as defined in the Merger Agreement or such date as set forth in a notice to be delivered by Ascend to Signatory) and ending on the day two days after the day that Ascend has published (within the meaning of Accounting Series Release No. 135) financial results covering at least thirty (30) days of post-Merger combined operations of Ascend and Cascade (the "Restricted Period"), in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K or any other public filing or announcement which includes the combined results of operations, Signatory will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing Signatory's risk relative to any shares of Ascend Common Stock. Ascend may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Signatory's shares. Notwithstanding the foregoing, Signatory will be permitted, during the Restricted Period, to sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have or having the effect, directly or indirectly, of reducing Signatory's risk relative to an amount of shares of Ascend Common Stock not more than the de minimis amount permitted by the Commission in its rules and releases relating to pooling-of-interests accounting treatment, subject to the advance concurrence of Ascend and Cascade and each of their independent auditors.

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  3. Beneficial Ownership of Stock. Except for the Ascend Common Stock and
options to purchase Ascend Common Stock set forth in Appendix A hereto, Signatory does not beneficially own any shares of Ascend Common Stock or any other equity securities of Ascend or any options, warrants or other rights to acquire any equity securities of Ascend.

  4. Reliance by Third Parties. Legal counsel to and auditors for the parties to the Merger Agreement shall be entitled to rely upon this Agreement to the extent they deem necessary.

  5. Miscellaneous. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and performed wholly within such state.

  Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible. This Agreement shall not be modified and amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

  Executed as of the date shown on the first page of this Agreement.

Ascend Communications, Inc. a             Signatory
 Delaware corporation



                                          By:__________________________________


By:__________________________________

                                          Print Name of Signatory:_____________

Name:________________________________

                                          Title (if applicable):_______________
Title:_______________________________

Cascade Communications Corp. a
 Delaware corporation


By:__________________________________

Name:________________________________

Title:_______________________________

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                                   APPENDIX A

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